American Century Capital Portfolios, Inc.
American Century Mutual Funds, Inc.
American Century Strategic Asset Allocations, Inc.
American Century Variable Portfolios, Inc.
American Century World Mutual Funds, Inc.
American Century Asset Allocation Portfolios, Inc.
American Century Growth Funds, Inc.
INDEPENDENT DIRECTOR
CODE OF ETHICS
Effective February 21, 1998 as adopted by the Board of Directors of the registered investment companies listed above and amended on March 4, 2000 and March 9, 2022.
I.    Introduction and Purpose of Code
This Independent Director Code of Ethics (the “Code”) establishes rules that govern certain activities of the Directors who are not “interested persons” under the Investment Company Act of 1940 (the “Independent Directors”) of the registered investment companies listed above (the “Funds”). The Funds and American Century Investment Management, Inc., the Funds’ investment manager (the “Advisor”), have adopted a separate Code of Ethics that governs Advisor employees, officers, and directors and Fund officers and interested directors (the “Advisor Code”). The Advisor Code and this Code are together intended to satisfy the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the “Rule”).
The purpose of this Code is to help ensure that the Independent Directors place the interests of the Funds and their shareholders ahead of their personal interests and comply with their fiduciary obligations under applicable law, which prohibits investing based on material nonpublic information (“MNPI”) from any source, including from service as an Independent Director. Independent Directors are expected to abide by the highest ethical and legal standards in conducting their personal securities transactions. This Code, however, does not address every ethical issue that might arise. It is important for the Independent Directors to be sensitive to investments or other activities that may raise ethical issues or could result in a violation of the Code.
II.    Restrictions on Personal Investing Activities
A.    General Rule
The Advisor Code contains provisions requiring preclearance and reporting of personal securities transactions by certain covered persons, including those Advisor employees designated under the Rule as “Access Persons” of any Fund managed by the Advisor. Except as noted in Paragraph II.B. below, Independent Directors are generally not required to preclear or report personal securities transactions.

Independent Director Code of Ethics (KC)
B.    Exception to General Rule – Requirement to Report
Independent Directors may be subject to certain reporting requirements applicable to Access Persons and required to report personal securities transactions in a Security (as defined in the Appendix hereto) under the Rule if they knew or should have known about the Funds’ dealings in the same Security (a “Reportable Security”). An Independent Director with such knowledge will be required to submit a report with respect to a Reportable Security if BOTH of the following conditions are satisfied:
(1)    the Independent Director becomes aware that the Reportable Security was purchased or sold by one or more Funds or is currently being considered for purchase or sale by one or more Funds; and
(2)    the Independent Director executes a transaction in the Reportable Security during the 15-day period immediately before or after any date on which the Independent Director knew or should have known that (a) a Fund purchased or sold or (b) a Fund or its investment adviser/subadviser considered purchasing or selling the Reportable Security (the “Reporting Period”).
An Independent Director that is subject to these reporting requirements must promptly provide a report to the Funds’ Chief Compliance Officer of any transaction in the Reportable Security during the Reporting Period.
For purposes of this Section II.B., “knew or should have known” is intended to include only specific direct knowledge, not general awareness based on a Fund’s investment objective, investment strategy, benchmark, or underlying index, and “Reportable Security” is intended to include any put, call, straddle, option, privilege, derivative, or similar instrument specifically related to a Reportable Security.
The obligations in this Code also apply to personal securities transactions by family members living in an Independent Director’s home, as well as accounts for which the Independent Director or a family member living in their home has investment direction or beneficial ownership. No reporting is required under the Code in respect of any account for which an independent third party is contractually authorized to have full investment discretion without prior consent from or consultation with the Independent Director or a family member living in their home. Similarly, no report is required with respect to transactions pursuant to an automatic investment plan in place prior to the acquisition of information referenced herein.
III.    Exemption from Code Requirements
There may be limited exemptions to the specific provisions of this Code, to be determined on a case-by-case basis.

Independent Director Code of Ethics (KC)
A.    How to Request an Exemption
A document requesting an exemption and containing the salient facts should be provided to the counsel to the Independent Directors and the Funds’ Chief Compliance Officer. Counsel to the Independent Directors and the Chief Compliance Officer will evaluate the request and present it to the Governance Committee of the Boards of Directors at a regular or special meeting, if determined to be appropriate in their discretion.
B.    Factors Considered
In considering the request, the Governance Committee may grant an exemption if it unanimously determines that, if granted, the exemption will not result in an improper personal benefit and is consistent with the achievement of the objectives of this Code.
C.    Exemption Reporting
Exemptions granted will be reported to the Board and records reflecting such exemptions will be maintained.
IV.    Confidential Information
All MNPI received in the course of service as an Independent Director (including without limitation MNPI regarding Fund Security transactions, actual or contemplated) is confidential and is not to be used for any purpose other than service as an Independent Director. This does not apply to information which has already been publicly disclosed by the Funds or the Advisor.
Similarly, if an Independent Director serves as a director, trustee, officer, consultant, or employee of, or has a similar affiliation with, another business entity that issues publicly traded securities, the Independent Director shall not share any MNPI regarding that entity with the Advisor, the Advisor’s representatives, or any other Independent Director.
V.    Conflicts of Interest
Independent Directors have a fiduciary duty to avoid acting on any matters presenting a conflict of interest that could arise from service as a director, trustee, officer, consultant, or employee of, or from a similar affiliation with, another business entity and to avoid acting in the presence of such a conflict, until the matter is disclosed to the other Independent Directors, who will determine whether or not the conflict could reflect adversely on the director's independence or would compromise the interests of the Funds’ shareholders.
If an Independent Director is unsure whether a matter could present a conflict of interest, the Independent Director should consult with counsel to the Independent Directors or the Chair of the Governance Committee of the Boards.

Independent Director Code of Ethics (KC)
VI.    Recordkeeping
All records required to be maintained pursuant to this Code shall be maintained in accordance with the applicable securities laws.
VII.    Amendments
Any amendment to this Code must be approved by a majority of the Directors of the Boards, including a majority of the Independent Directors.
VIII.    Code Reporting
The Funds’ Chief Compliance Officer will report any potential violation of this Code to the Funds’ Governance Committee, which will investigate and, if a violation is found, make a recommendation to the Boards as to the action, if any, that should be taken in response thereto.
At least annually, the Funds’ Chief Compliance Officer, in consultation with the Governance Committee, shall 1) report to the Board any material exceptions that arose under this Code since the last report not previously reported by the Governance Committee, including but not limited to information related to any material violations of this Code and actions taken as a result of such violations; and 2) represent to the Board that the Funds maintain, in connection with this Code, procedures reasonably designed to prevent violations of the federal securities laws.
IX.    Annual Questionnaire
On an annual basis, Independent Directors will be asked to complete a questionnaire detailing business affiliations, which will be furnished to counsel to the Independent Directors and to the Advisor. At that time, Independent Directors will be requested to represent that they have reviewed this Code of Ethics and have complied in all material respects with its provisions. If an Independent Director’s business affiliations materially change during the year, such Independent Director shall promptly notify counsel to the Independent Directors and the Advisor.

Independent Director Code of Ethics (KC)
APPENDIX: DEFINITION OF SECURITY
A “Security” includes a great number of different investment vehicles. However, for purposes of this Code of Ethics, "Security" includes any of the following:
note,
stock,
treasury stock,
bond,
debenture,
evidence of indebtedness,
certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate,
preorganization certificate or subscription,
transferable share,
investment or derivative contract,
voting-trust certificate,
certificate of deposit for a security,
fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, future on or warrant or right to subscribe to or purchase, any of the foregoing.
    Appendix